EXHIBIT 10.14

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

OFFER TO PURCHASE

THIS OFFER TO PURCHASE CANCELS THE PREVIOUS OFFERS

SUBMITTED ON NOVEMBER 22, 25 AND 30, 2022

By: The SOCIÉTÉ DU PARC INDUSTRIEL ET PORTUAIRE DE BÉCANCOUR, a company duly incorporated under the Act respecting the Société du parc industriel et portuaire de Bécancour (R.S.Q. S-16.001), having its headquarters and principal place of business at 1000 Arthur Sicard Boulevard, Bécancour, Quebec G9H 2Z8, represented for the purposes hereof by its Chief Executive Officer, Donald Olivier, duly authorized for the purposes hereof by section 20 of the Act respecting the Société du parc industriel et portuaire de Bécancour (R.S.Q. S-16.001).

Hereafter the “Buyer”

To: LOOP CANADA INC., duly registered in Quebec under enterprise number 1172318561, having a place of business at 480 Fernand-Poitras Street, Terrebonne, Quebec J6Y 1Y4, represented for the purposes hereof by Daniel Solomita.

Hereafter the “Seller”.

The Buyer hereby agrees to buy from the Seller, who promises to sell, at the prices, terms and conditions set out below, the immovable hereinafter referred to as the "Immovable".

DESCRIPTION

IMMOVABLE 1

The Immovable is designated as being lot 6 459 139 in the land register of Quebec (Cadastre du Québec), in the registration division of Nicolet (Nicolet 2), with an area of 334,585 square metres.

IMMOVABLE 2

The Immovable is designated as being lot 6 459 141 in the land register of Quebec (Cadastre du Québec), in the registration division of Nicolet (Nicolet 2), with an area of 559,874 square metres.

The Immovable consists of an empty lot.

1.	PRICE AND METHOD OF PAYMENT

1.1

The purchase price of Immovable 1 and Immovable 2 is EIGHTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($18,500,000.00) (the "Purchase Price"), which the Buyer agrees to pay on the date of signing the deed of sale before the acting notary.

1.2	The sale price of the Immovable includes the value of the land as well as the development work and geotechnical studies associated with the Immovable.

1.3

The Purchase Price excludes all applicable sales taxes. The Buyer will make declarations in the Immovable purchase agreement to the effect that it is a registrant under the provisions of the Excise Tax Act and the Act Respecting the Québec Sales Tax. Accordingly, it is the Buyer’s obligation to remit the GST and QST on the Purchase Price to the tax authorities, to the full exemption of the Seller.

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

2.	TERMS AND CONDITIONS

2.1	Due diligence

2.1.1

This offer to purchase is conditional upon a due diligence of the Immovable to be completed by the Buyer at the Buyer’s expense, to its complete satisfaction. This due diligence will include, but not be limited to, the following checks:

(i)	Title search;

(ii)	Environmental characterization, phase I and phase II;

2.1.2

The Seller agrees to deliver, within five (5) days of acceptance of this offer to purchase, a copy of all documents relating to the Immovable that it has in its possession, or to which it can give access, including, but not limited to, all titles, plans, reports and environmental studies relating to the Immovable, whether produced on behalf of the Seller or of its authors, as well as all leases (including all amendments and renewals) that may affect the Immovable.

2.1.3

The Buyer will have a period of thirty (30) days from the acceptance of this offer to purchase, or any additional period agreed to in writing between the parties, to carry out the due diligence and notify the Seller in writing whether or not it is satisfied with it (the "Due Diligence Period"). If the Buyer fails to notify the Seller in writing within the prescribed period, the Buyer will be deemed dissatisfied with its due diligence. The Buyer agrees to repair any damage to the Immovable caused by its inspections of the Immovable. The Buyer will notify the Seller at least 24 hours before accessing the Immovable to carry out its inspections.

2.1.4	If the Buyer declares itself dissatisfied or is deemed to be dissatisfied, it may, at its discretion:

(i)	revoke this offer to purchase, rendering it void; or

(ii)	report the defects, irregularities or non-conformities found during the due diligence, and the mechanisms and deadlines provided for in sections 4.3 and 4.4 will apply and be adapted.

2.2	Unfulfilled or unsatisfactory condition

The terms and conditions provided for in section 2 are for the benefit of the Buyer and may be waived in whole or in part by the Buyer. Should any of these terms and conditions not be met to the Buyer's satisfaction within the time specified, the Buyer may terminate this Offer to Purchase by written notice to Seller (the "Notice of Termination") and consequently, each of the parties will be released from its obligations hereunder, with no recourse for either party.

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

2.3	General principles

2.3.1

The Immovable will be sold without any legal or contractual warranty whatsoever, at the Buyer's own risk, with the sole exception being the declarations and warranties of the Seller expressly contained herein. The Buyer acknowledges that the Seller is not a professional seller within the meaning of the Civil Code of Québec and that the Seller has not made or given nor will make or give, with respect to the Immovable, with the sole exception being the declarations and warranties expressly contained herein, any representations or warranties of any kind, legal or contractual, including, but not limited to, any representation or warranty as to the quality, description, condition, title, state of repair, substance, value, use, financial matters, compliance to laws, rules and regulations, usage, quantity, quality, durability, environmental condition, structural condition, physical use or condition of the Immovable, or the fact that the Immovable is suitable for the use intended by the Buyer. For greater certainty, and without limiting the generality of the foregoing, except for the express representations and warranties made by the Seller herein, the parties agree to exclude the legal warranties of ownership and quality set forth in article 1716 of the Civil Code of Québec, the Buyer purchasing the Immovable at its own risk within the meaning of article 1733 of the Civil Code of Québec and acknowledges that the Seller is not a professional seller. This declaration will survive the signing of the Offer to Purchase and the signing of the deed of sale.

2.3.2

It is specifically agreed by the Parties that the Seller will have no liability or obligation towards the Buyer with regard to the Immovable after the signing of the deed of sale. This clause will survive the signing of the deed of sale.

2.3.3

It is specifically agreed by the Parties that no warranty is given to the Buyer by the Seller with respect to the compliance of the Immovable with environmental laws (as defined below) and the Buyer acknowledges that it is acquiring the Immovable at its own risk with respect to the environmental condition of the Immovable. For the purposes hereof, "Environmental Laws" means all laws relating to the protection of the environment and the working environment, which include, without limiting the generality of the foregoing and without limitation, the laws of Canada entitled Hazardous Products Act, Radiation Emitting Devices Act, Canadian Environmental Protection Act, 1999, and Fisheries Act, the laws of Quebec entitled Act respecting occupational health and safety, Environment Quality Act and Petroleum Products Act as well as all other provincial and federal environmental laws, regulations, decrees and ordinances applicable in the province of Quebec, including all regulations adopted under these laws, as well as all municipal, intermunicipal and supramunicipal regulations and ordinances.

2.3.4

The Buyer will be responsible, at its own expense, for any characterization and rehabilitation study of the Immovable required under Environmental Laws resulting from the definitive cessation of the activities of the Seller of the Immovable and/or the change in use of a designated activity on the Immovable. This clause will survive the signing of the deed of sale.

The Buyer acknowledges that it relies solely and entirely on the findings of its own inspection of the Immovable and that any information provided by the Seller does not constitute a guarantee of accuracy.

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

3.	OBLIGATIONS OF THE BUYER

3.1	The Buyer will pay the Immovable transfer duties.

3.2	The Buyer will pay the costs and fees related to the deed of sale, its publishing and copies for all parties, including any mortgage creditors.

4.	OBLIGATIONS OF THE SELLER

4.1	The Immovable must be delivered, at the time of the sale, in the same condition it was in when this Offer to Purchase was signed.

4.2

Should any defects, irregularities or non-conformities (hereinafter collectively referred to as the "Irregularities") be found during the due diligence and reported to the Seller or in the event of non-compliance with any warranty or obligation of the Seller contained herein, the Seller will have seven (7) days from receipt of the Buyer’s written notice to that effect, to notify the Buyer in writing:

a)	that it intends to remedy, as soon as possible and at its own expense, the Irregularities or the non-compliance of the warranties or obligations reported; or

b)	that it cannot remedy the Irregularities or the non-compliance of the warranties or obligations reported.

4.3

Upon receipt of a notice from the Seller that it cannot remedy the Irregularities or the non-compliance of the warranties or obligations reported, the Buyer must, within seven (7) days of receipt of said notice, notify the Seller in writing:

a)	that it chooses to buy the Immovable despite the alleged Irregularities, in which case the Seller's warranty will be reduced accordingly; or

b)	that it chooses not to go through with the Offer to Purchase, in which case the Offer to Purchase will become null and void without further recourse for either party.

4.4

The Seller will certify by declaration in the deed of sale that it is a Canadian corporation within the meaning of the Income Tax Act and within the meaning of the Taxation Act. Otherwise, the Seller is advised that the Buyer must make the applicable withholdings from the sale price under Canadian tax laws.

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

5.	OTHER TERMS AND CONDITIONS

5.1	The deed of sale must be received by a notary of the Buyer’s choice no later than February 24, 2023.

5.2	The Buyer will become the owner and take possession of the Immovable upon signing the deed of sale and will occupy it on the same date.

5.3	All the usual payments relating, in particular, to tax, insurance premiums, rents, fuel and other operating costs, will be made on the date of the deed of sale.

6.	DECLARATIONS BY THE SELLER

The Seller declares, represents and warrants to the Buyer as follows, and these declarations must be true on the date of signing the deed of sale:

6.1	It is a corporation legally constituted under the laws of Canada and duly registered under the laws of the province of Quebec and is legally and validly existing under these laws;

6.2

It has the full capacity, power and authority required to sell the Immovable and to contract its obligations hereunder and under any other related agreement and the formalities, terms and conditions required to allow the Seller to sign this Offer of Purchase have been fulfilled;

6.3	The Immovable is not the subject of a sale or exchange agreement and no pre-emptive right or right of first refusal has been granted to a third party;

6.4	The Seller is not aware of any judgment, decree, injunction or order issued by any court or administrative tribunal regarding the Immovable;

6.5.	The Seller is not aware of any legal proceedings regarding the Immovable;

6.6	It has not received any notice from a competent authority disclosing that the Immovable does not meet the laws and regulations in force, following which it did not remedy the defect disclosed therein.

6.7

It has not received any notice from an insurer following which it did not fully remedy the defect disclosed therein and it was not aware of any factor relating to the Immovable that could significantly decrease its value or increase its expenditure.

6.8	The Seller has not received any notice that the Immovable is in violation of any environmental laws, regulations or policies.

6.9

The Seller has not failed to disclose to the Buyer any material fact whatsoever, the knowledge of which would have had discouraged the Buyer or reduced the price offered if the Buyer had been aware of it;

6.10.	No real estate brokers are involved in this transaction;

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

6.11

All of the Seller's declarations and warranties set forth in this Offer to Purchase are true, accurate and complete as of the date hereof and will remain so as of the date of signing the deed of sale and will be reiterated in the deed of sale, along with the provisions typically found in a deed of sale, and will survive the sale.

7.	DECLARATIONS OF THE BUYER

The Buyer declares, represents and warrants to the Seller as follows and these declarations must be true on the date of signing the deed of sale:

7.1	It is a corporation legally constituted under the laws of the province of Quebec and is legally and validly existing under these laws;

7.2	It is a Canadian resident within the meaning of the Income Tax Act and within the meaning of the Taxation Act and does not intend to change this residence;

7.3

It has the full capacity, power and authority required to acquire the Immovable and to contract its obligations hereunder and under any other related agreement, subject to the upcoming adoption of a resolution of the municipal council ratifying and authorizing this promise to purchase and sell, the issuance of a certificate of availability of funds by the City treasurer and the adoption of the loan by-law having received all the necessary authorizations under the terms of the law;

7.4	All formalities, terms and conditions required to allow the Buyer to execute this Offer to Purchase and other related agreements have been fulfilled.

8.	ELECTION OF DOMICILE

8.1

For the purposes of serving any notice or other proceeding, the Buyer and the Seller elect domicile at the addresses appearing first in this document. If it is impossible to serve one of the parties at their elected domicile, all notices and proceedings must be served at the office of the Superior Court of the district of Joliette.

9.	APPLICABLE LAWS

9.1	This Offer to Purchase is governed by the laws of the province of Quebec.

10.	PERIOD OF ACCEPTANCE AND NOTIFICATION

10.1

This Offer to Purchase is irrevocable until 5:00 p.m. on December 21, 2022. If the Offer to Purchase is not accepted within this period, it will be null and void. However, if the Offer to Purchase is accepted, it will constitute a legally binding contract between the parties.

10.2	The Buyer acknowledges having read and understood this Offer to Purchase and having received a copy thereof.

[SIGNATURES ON THE NEXT PAGE]

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

Signed at _______________, on ___________________, at ________________.

SOCIÉTÉ DU PARC INDUSTRIEL ET PORTUAIRE DE BÉCANCOUR

Per:

Witness

11.	ACCEPTANCE BY SELLER

11.1

I, ______________________, the undersigned, duly authorized under a resolution of the board of directors of LOOP CANADA INC., accept this Offer to Purchase on behalf of the Seller and promise to sell the Immovable described herein at the price and conditions mentioned herein.

Signed at _______________, on ___________________, at ________________.

LOOP CANADA INC.

Per:

Witness

LOOP CANADA OFFER TO PURCHASE – 2022/12/20

Number of copies signed: 2